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Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
HEELYS, INC.

        FIRST: Name. The name of the Corporation is "Heelys, Inc." (the "Corporation").

        SECOND: Registered Office and Registered Agent. The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent. The name of its registered agent at that address is Capitol Services, Inc.

        THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

        FOURTH: Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 80,000,000, of which 75,000,000 shares are Common Stock, par value $0.001 per share ("Common Stock"), and 5,000,000 shares are Preferred Stock, par value $0.001 per share ("Preferred Stock").

        (1)   Common Stock: Subject to the DGCL, this Certificate of Incorporation, and the rights (if any) of the holders of any outstanding series of Preferred Stock, the Common Stock shall have all rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights and privileges otherwise in this Certificate of Incorporation, including (without limitation) the following rights and privileges:

          (a)   Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

          (b)   The holders of Common Stock shall have the right to vote for the election of directors and on all other matters presented to stockholders for action, with each share of Common Stock being entitled to one vote; and

          (c)   Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation available for distribution to its stockholders.

        (2)   Preferred Stock: The Board of Directors of the Corporation (the "Board") is authorized to create or establish and to issue, at any time and from time to time, shares of Preferred Stock in one or more series, by adopting one or more resolutions setting forth the number of shares and fixing the designation, powers, preferences and rights of the series of Preferred Stock and the qualifications, limitations or restrictions thereof or thereon. Before issuing any shares of a series of Preferred Stock, the Corporation must file with the Secretary of State of Delaware, in accordance with the DGCL, a certificate of designations of or for that series. The authority of the Board regarding the establishment or creation of each series of Preferred Stock includes, without limitation, determination of the following terms or matters, which may vary between series:

          (a)   The distinctive designation of that series, and the number of shares constituting that series;

          (b)   The dividend rate (if any) on the shares of that series, whether dividends are cumulative and, if so, from which date or dates, and the relative rights of priority (if any) of payment of dividends on shares of that series;

          (c)   Whether that series has voting rights in addition to the voting rights provided by law and, if so, the terms of those voting rights;

          (d)   Whether that series has conversion privileges and, if so, the terms and conditions of those conversion privileges;

          (e)   Whether the shares of that series are redeemable and, if so, the terms and conditions of the redemption, including (without limitation) the date or dates upon or after which they become redeemable and the amounts per share payable in case of redemption (which amounts may vary);

          (f)    The rights of the shares of that series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority (if any) of payment of shares of that series;

          (g)   Any obligations of the Corporation to repurchase shares of that series upon specified times or events; and

          (h)   Any other relative rights, preferences, restrictions or limitations applicable to that series.

        FIFTH: Board of Directors. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (1)   The number of directors shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the "By-Laws"). Election of directors need not be by written ballot unless the By-Laws so provide.

        (2)   The Board is authorized to adopt, amend or repeal any or all of the By-Laws.

        (3)   The Board is authorized to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any of the By-Laws adopted by the stockholders.

        SIXTH: Limitation on Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

        SEVENTH: Action By Written Consent. From and after the consummation of the initial registered public offering of shares of Common Stock by and for the account of the Corporation, any action required or permitted to be taken by stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The By-Laws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

        EIGHTH: Business Opportunities. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors or stockholders, other than those directors or stockholders who are employees of the Corporation, even if the opportunity is one that the Corporation might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so; and no such person shall be liable to the

Corporation for breach of any fiduciary or other duty because such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation, unless such business opportunity is expressly offered to such director or stockholder in writing solely in his, her or its capacity as a director or stockholder of the Corporation. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director or stockholder of the Corporation for or with respect to any opportunity of which that director or stockholder becomes aware before that amendment or repeal.

        NINTH: Amendments. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by the DGCL or other applicable Delaware law, and, with the sole exception of those rights and powers conferred under Article SIXTH and Article EIGHTH above, all rights and powers conferred herein are subject to this reserved power.

        TENTH: Incorporator. The name of the incorporator is Richard A. Tulli, and his mailing address is 1601 Elm Street, Suite 3000, Dallas, Texas 75201-4761.

        IN WITNESS WHEREOF, the incorporator has executed this Certificate of Incorporation on this 17th day of July, 2006.

/s/ RICHARD A. TULLI Richard A. Tulli, Incorporator

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CERTIFICATE OF INCORPORATION OF HEELYS, INC.